FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of August 30, 2013, is made and entered into by and between Cellceutix Corporation (the “Purchaser”) and Jeoffrey L. Burtch, as chapter 7 trustee (the “Seller” and, together with the Purchaser, the “Parties”) for the bankruptcy estates of PolyMedix, Inc. and PolyMedix Pharmaceuticals, Inc.

W I T N E S S E T H:

WHEREAS, the Parties entered into a certain Asset Purchase Agreement dated as of July 29, 2013 (the “APA”) with respect to the sale and purchase of the Purchased Assets on the terms and subject to the covenants and conditions set forth in the APA; and

 WHEREAS, the parties hereto desire to amend the terms and provisions of the APA to provide for an increase of the Purchase Price to be paid by the Purchaser; and

WHEREAS, unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the APA.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.               Amendment.  Section 1.2(a) of the APA is amended to state as follows:

“(a)        Purchase Price

.  The aggregate purchase price for the sale and transfer of the Purchased Assets is two million one hundred thousand dollars ($2,100,000.00) in cash, plus 1.4 million shares (the “Registrable Securities”) of the Purchaser, which as of the close of business on July 26, 2013 is valued at two dollars and nine cents ($2.09) per share (collectively, the “Purchase Price”).  The Seller may assign his right to receive all or some portion of the Registrable Securities to a third party.  The Purchase Price is payable at the Closing in the manner provided in Article 1.3.

(i)              Subject to all appropriate securities law and regulations, the Purchaser shall, within sixty (60) days from the date of entry of a final order approving of the sale as contemplated herein and at the Purchaser’s expense, file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) specifically relating to registrable securities (the “Registrable Securities”).  The Seller (or other holder of the Registrable Securities) and his counsel (or other holder’s counsel) shall have a reasonable opportunity to review and comment upon such Registration Statement or any amendment to such Registration Statement and any related prospectus prior to its filing with the SEC.  The Seller (or other holder of the Registrable Securities) shall furnish all information reasonably requested by the Purchaser for inclusion therein.  The Purchaser shall use its commercially reasonable efforts to have the Registration Statement or any amendment declared effective by the SEC at the earliest possible date.  The Purchaser shall use commercially reasonable efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the 1933 Act and available for sales of all of the Registrable Securities at all times until the earlier of (i) the date as of which the Seller (or other holder of the Registrable Securities) may sell all of the Registrable Securities without restriction pursuant to Rule 144 promulgated under the 1933 Act (or successor thereto) or (ii) the date on which the Seller (or other holder of the Registrable Securities) shall have sold all the Registrable Securities under this Agreement.   The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(ii)            At any time between one day after the Closing and three hundred and sixty-five (365) days after the Closing, the Seller or any holder of the Registrable Securities may make written demand upon the Purchaser for the Purchaser to repurchase the Registrable Securities for $1 per share.

(iii)          Notwithstanding any fluctuation in the value of the Registrable Securities or increase in the Purchase Price, the amount of the Deposit and the Break-Up Fee shall remain determined based on an initial valuation of the Purchase Price of four million five hundred eight thousand dollars ($4,508,000).”

2.                No Further Extensions of Bid Deadline.   The Seller shall not further extend the bid deadline established pursuant to the Bidding Procedures.

3.                Counterparts.  This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.                Entire Agreement.  Except for the APA, which is amended only insofar as provided in this Amendment, this Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

5.                Headings.  The headings contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.

6.                Ratification. Except as expressly herein modified, the APA is ratified and confirmed.  In the event of any inconsistency between this Amendment and the APA, this Amendment shall control.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the day and year first above written.

SELLER:

/s/ Jeoffrey L. Burtch
Jeoffrey L. Burtch
Chapter 7 Trustee for the Estates of PolyMedix, Inc. and PolyMedix Pharmaceuticals, Inc.

PURCHASER:

Cellceutix Corporation

By:      /s/ Leo Ehrlich
Title:    Chief Executive Officer

[signature page to First Amendment to Asset Purchase Agreement]